CERTIFICATE OF DESIGNATION,
                            PREFERENCES AND RIGHTS OF
                          THE SERIES A PREFERRED STOCK

                                       OF

                                 AGRITOPE, INC.


             (Pursuant to Section 151 of the General Corporation Law
                            of the state of Delaware)

                             ----------------------


          The undersigned officers of Agritope, Inc., a corporation organized and existing under the General Corporation Law of the state of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, do hereby certify:

          That, pursuant to authority conferred upon the Board of Directors of the Corporation by its Certificate of Incorporation, and pursuant to Section 151 of the Delaware General Corporation Law , the Board of Directors adopted the following resolution creating a series of 1,000,000 shares of Preferred Stock, par value $.01 per share, designated as Series A Preferred Stock:

          RESOLVED,  that,  pursuant  to the  authority  vested  in the Board of
Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, a new series of Preferred Stock of the Corporation be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

          SERIES A PREFERRED STOCK

          1. Designation and Amount. The shares of such series of Preferred Stock shall be designated as "Series A Preferred Stock," and the number of shares constituting such series be 1,000,000.

          2. Par Value. The par value of the Series A Preferred Stock shall be $.01 per share.

          3.   Dividends and Distributions

               (a) The Corporation shall not declare, set aside or pay any dividends or other distributions (as defined below) on shares of Common Stock unless and until the Corporation shall have declared, set aside or paid a dividend or other distribution with respect to each share of Series A Preferred Stock then outstanding in an amount at least equal to the product of (i) the per share amount, if any, of the dividends or other distributions to be declared, paid or set aside for the Common Stock, multiplied by (ii) the number of whole shares of Common Stock into which the shares of Series A Preferred Stock are then convertible.

               (b) For purposes of this Section 3, unless the context requires otherwise, "distribution" shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in Common Stock, or the purchase or redemption of shares of the Corporation (other than repurchases of Common Stock held by employees or directors of, or consultants to, the Corporation upon termination of their employment or services and other than redemptions in liquidation or dissolution of the Corporation) for cash or property, including any such transfer, purchase or redemption by a subsidiary of this Corporation. All payments due under this Section 3 shall be made to the nearest cent.

               (c) Anything in this Section 3 to the contrary notwithstanding, stock dividends on Series A Preferred Stock shall be made in shares of Series A Preferred Stock only.

          4.   Liquidation, Dissolution or Winding Up

               (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, pari passu with the payment of all amounts required to be distributed to the holders of Common Stock, but before any payment shall be made to the holders of any other class or series of stock ranking on liquidation junior to the Series A Preferred Stock.

          5.   Voting

               (a) In addition to voting rights provided by the General Corporation Law of the state of Delaware, the holders of the Series A Preferred Stock voting as one class shall have the right to elect one director to the Corporation's Board of Directors annually, so long as not less than 214,285 of the shares of Series A Preferred Stock originally issued are outstanding. The holders of the Series A Preferred Stock also shall have voting rights for any other purpose pari passu with holders of Common Stock as one class, provided that each share of Series A Preferred Stock shall entitle the holder to such number of votes equal to the number of shares of Common Stock (rounded to the nearest whole number) into which the Series A Preferred Stock is then convertible under the terms provided below.

               (b) The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting. The number of authorized shares of Series A Preferred Stock may be decreased (but not below the number of shares then outstanding) by the directors of the Corporation pursuant to the General Corporation Law of Delaware, but may be increased (other than increases necessary to issue stock dividends of Series A Preferred Stock on the outstanding shares of Series A Preferred Stock) only by the affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as a single class.

          6. Optional Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

               (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) $7.00 by (ii) the Series A Conversion Price, in each instance as such Conversion Price is in effect at the time of conversion. The "Series A Conversion Price" initially shall be $7.00. The rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock shall be subject to adjustment as provided below; such adjusted Conversion Price and rate of conversion thereafter shall be applicable to the outstanding shares of Series A Preferred Stock and any newly issued shares of such series (as, for example, the result of a stock dividend).

          In the event of a liquidation, dissolution or winding up of the Corporation, the Conversion Rights shall terminate at the close of business on the fifth business day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series A Preferred Stock.

               (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

               (c)  Mechanics of Conversion

                    (i) In order for a holder of Series A Preferred Stock to convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock, at the office of the Corporation's transfer agent (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or the holder's attorney duly authorized in writing. The date of receipt of such certificates and notice to the transfer agent (or to the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (the "Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series A Preferred Stock, or to the holder's nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

                    (ii) The Corporation shall at all times when any Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of such Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such Series A Preferred Stock.

                    (iii) Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared or accrued but unpaid dividends on any Series A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

                    (iv) All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock (and cash in lieu of any fractional share) in exchange therefor and payment of any dividends declared but unpaid thereon. Any shares of Series A Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

                    (v) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 6. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of the Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

               (d) Adjustment for Stock Splits and Combinations. If the Corporation shall, at any time or from time to time after the date on which a share of Series A Preferred Stock was first issued (the "Original Issue Date"), effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

               (e) Adjustment for Certain Dividends and Distributions. In the event the Corporation, at any time or from time to time after the Original Issue Date, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price for Series A Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

          (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

          (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for Series A Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for Series A Preferred Stock shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

          Notwithstanding the foregoing, the shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be deemed outstanding for all calculations under this Subsection 6(e).

               (f) Adjustments for Other Dividends and Distributions. In the event the Corporation, at any time or from time to time after the Original Issue Date for Series A Preferred Stock, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had such Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of Series A Preferred Stock.

               (g) Adjustment for Reclassification, Exchange or Substitution. If the Common Stock issuable upon the conversion of Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for below), then and in each such event the holder of each such share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

               (h) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation, or the sale of all or substantially all of the assets of the Corporation to another corporation each share of Series A Preferred Stock shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of Series A Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 6 set forth with respect to the rights and interest thereafter of the holders of Series A Preferred Stock, to the end that the provisions set forth in this Section 6 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of Series A Preferred Stock.

               (i) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Preferred Stock against impairment.

               (j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate, signed by the Corporation's chief financial officer, setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series A Preferred Stock.

               (k) Notice of Record Date. In the event:

       (i)     that  the   Corporation   declares  a  dividend   (or  any  other
               distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

      (ii) that the Corporation subdivides or combines its outstanding shares of Common Stock;

     (iii)     of any  reclassification  of the Common Stock of the  Corporation
               (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

      (iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at its principal office and shall cause to be mailed to the holders of Series A Preferred Stock at their last addresses as shown on the records of the Corporation or its transfer agent, at least 10 days prior to the date specified in (A) below or 20 days before the date specified in (B) below, a notice stating

          (A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

          (B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

          7.   Preemptive Rights.

               (a) Subject to the provisions of Section 7(f), in case of the proposed issuance or granting by the Corporation of shares of any class of capital stock (whether heretofore or hereafter authorized) or notes, bonds, debentures or other securities convertible into, or carrying options or warrants to purchase shares of any class of capital stock (all of which are collectively referred to herein as "equity securities"), the Corporation shall afford to each holder of Series A Preferred Stock the preemptive right to subscribe for, purchase or receive such securities, in such proportion as would, as nearly as practicable, preserve such holder's relative equity position on a Common Stock equivalent basis arising from such holder's ownership of shares of Series A Preferred Stock (including for these purposes all options, warrants and other securities convertible into or exercisable for Series A Preferred Stock then held by such stockholder), on the terms and conditions provided in Sections 7(b) through 7(f), inclusive.

               (b) Notice. Written notice of the proposed issuance or granting of securities within the scope of Section 7(a) shall be given to each holder of Series A Preferred Stock not less than 30 days prior to the proposed date of issuance or granting, setting forth the principal terms and conditions of the proposed issuance or granting, including the aggregate number of securities to be issued or granted, the price therefor, and, if a security other than shares or authorized capital stock, the significant terms thereof, the proportionate amount of such securities which such holder shall have the right to purchase pursuant to Section 7(a) and the price to be paid by and other terms offered to the holder therefor, which price and principal terms shall be not less favorable than the price and terms at which such securities are proposed to be offered for sale to others.

               (c) Subscription. A shareholder of Series A Preferred Stock by written notice given to the Corporation not less than 15 days prior to the proposed date of issuance or granting, may subscribe for or agree to purchase up to the entire amount of securities covered by the holder's proportionate right at the price and upon the terms set forth in said notice.

               (d) Enforceability. Upon giving notice to the Company in accordance with Section 7(c), such holder of Series A Preferred Stock shall be obligated as if the holder had executed a subscription agreement containing the price and terms stated in the notice given pursuant to Section 7(a) and the Corporation thereafter may enforce such agreement pursuant to the provisions of Delaware law; provided, however, that a stockholder's obligation to purchase any securities hereunder shall be conditioned upon the issuance or granting by the Corporation of the securities at the price and on the terms and conditions set forth in the Corporation's notice given to the stockholder in accordance with
Section 7(b).

               (e) Free Period. If a holder of Series A Preferred Stock shall not exercise such holder's preemptive rights in the manner and time set forth in
Section 7(c), then the Corporation may thereafter for a period not exceeding 120 days following the expiration of said time period issue, grant, sell or subject to rights or options (upon the terms and conditions and at the price or prices set forth in the Corporation's notice) the securities described in the notice given to such stockholder by the Corporation in accordance with Section 7(b), which such stockholder would have been entitled to purchase, free of the stockholder's preemptive rights herein provided; any such securities not so issued, granted, sold or subjected to rights or options of others during such 120-day period shall thereafter again be subject to the preemptive rights provided in Section 7(a).

               (f) Exempt Transactions. Shares of capital stock or other securities proposed to be issued or granted by the Corporation shall not be subject to preemptive rights under Section 7(a) if they (a) are securities issued by the Corporation to effect a merger, consolidation or acquisition of a business or company on a stock-for-stock or stock-for-assets basis or are offered or subject to rights or options for consideration other than cash as part of such acquisition; (b) are to be issued to satisfy conversion, option or contingent Common Stock issuances or warrant rights heretofore authorized or granted by the Corporation; (c) are sold, issued or granted to employees, directors or consultants pursuant to a plan or agreement approved by vote of the Corporation's stockholders; (d) are treasury shares; (e) are to be issued under a plan of reorganization approved in a proceeding under any applicable act of Congress relating to reorganization of corporations; (f) are issued in connection with a registered public offering of the Corporation's securities on behalf of the Corporation pursuant to an effective Registration Statement pursuant to the Securities Act of 1933, as amended; (g) are granted in transactions not to exceed, in each case, an amount equal to 5 percent of the total of outstanding shares of Common Stock as at the date of such transaction with (i) underwriters in connection with the public offering of the Corporation's securities on behalf of the Corporation pursuant to an effective Registration Statement pursuant to the Securities Act of 1933, as amended; (ii) finders or brokers in connection with a private placement or public offering of the Corporation's securities on behalf of the Corporation; or (iii) financial institutions (including, but not limited to, banks, trust companies, investment companies, insurance companies or pension or profit-sharing trusts) in connection with financing furnished to the Corporation, if such financing is in the form of loans or non-convertible debt or is approved by the Corporation's stockholders; or (h) are issuable in connection with the exercise of rights under the Corporation's stockholder rights plan.

          IN WITNESS WHEREOF, we have executed and attested this Certificate of Designation on behalf of the Corporation this ____ day of __________, 1997. We further declare under penalty of perjury under the laws of the state of Delaware that the matters set forth herein are, to our knowledge, true and correct.



                                        AGRITOPE, INC.


                                        By------------------------------
                                          Adolph J. Ferro
                                          Chairman, President and Chief
                                          Executive Officer



Attest:


----------------------------
Gilbert N. Miller,
Secretary